Exhibit 99.1

WMG Acquisition Corp. and WMG Holdings Corp. Announce Consent Solicitations

NEW YORK, NY, October 22, 2012 (MARKETWIRE via COMTEX) --

WMG Acquisition Corp. (“WMG”), a wholly owned subsidiary of Warner Music Group Corp. (“Warner Music Group”), and WMG Holdings Corp. (each of “Holdings” and WMG, a “Company”), the parent company of WMG and a direct subsidiary of Warner Music Group, today announced that (i) WMG is seeking consents from holders of its outstanding 11.50% Senior Notes Due 2018 (the “2018 Notes”) issued pursuant to the Indenture, dated as of July 20, 2011, as amended through the date hereof (the “2018 Indenture”) by and among WMG, the Guarantors from time to time party thereto and Wells Fargo Bank, National Association., as trustee, and (ii) Holdings is seeking consents from holders of its outstanding 13.75% Senior Notes Due 2019 (the “2019 Notes” and together with the 2018 Notes, the “Notes”) issued pursuant to the Indenture, dated as of July 20, 2011, as amended through the date hereof (the “2019 Indenture” and, together with the 2018 Indenture, the “Indentures” and each, an “Indenture”), by and among Holdings, the Guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as trustee.

Each Company is seeking consents (each, a “Consent Solicitation” and together, the “Consent Solicitations”) from the holders of its Notes to amend the Indenture pursuant to which such Notes were issued to enable the incurrence of additional secured indebtedness under such Indenture under certain circumstances (such amendments, collectively, the “Proposed Amendments”). Each Company has established 5:00 PM New York City time on October 19, 2012 as the record date for its Consent Solicitation. If the Requisite Consents in connection with a Company’s Consent Solicitation are obtained, such Company will, as promptly as practicable after the relevant Expiration Time (as defined below), pay to the holders of the relevant Notes, who delivered valid and unrevoked consents prior to the relevant Expiration Time a cash payment of $10.00 per $1,000 principal amount of Notes, for which Consents have been delivered by such holders (the “Consent Fee”). Holders of Notes for which no Consent is delivered will not receive the Consent Fee, even though the relevant Proposed Amendments, if approved, will bind all holders of the relevant Notes and their transferees. Consents may be revoked at any time prior to the earlier of the date on which the relevant supplemental indenture reflecting the Proposed Amendments to the applicable Indenture is executed or 5:00 p.m. New York City Time on October 29, 2012, or such later time and date to which the applicable Consent Solicitation is extended (such time and date with respect to a Consent Solicitation, the “Expiration Time”). Each Company intends to execute a supplemental indenture with respect to its Notes promptly following the receipt of the Requisite Consents in connection with such Company’s Consent Solicitation.

The terms and conditions of each Consent Solicitation are described in the Notice of Consent Solicitation, dated October 22, 2012 and the accompanying consent form. For more information regarding the Proposed Amendments and the Consent Solicitations, please refer to the Notice of Consent Solicitation and the accompanying consent form. Capitalized terms used herein and not defined herein have the meaning given to them in the Notice of Consent Solicitation.

The Companies have retained Credit Suisse Securities (USA) LLC as their exclusive solicitation agent (the “Solicitation Agent”). Questions and requests for assistance regarding this solicitation should be directed to Credit Suisse Securities (USA) LLC at (212) 538-1862 or (800) 820-1653 (toll free). Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the information agent (the “Information Agent”) for the Consent Solicitations, at (800) 848-3416 (toll free) or (212) 269-5550 (banks and brokers).

None of the representatives or employees of the Companies or any of their subsidiaries, Warner Music Group or any of its subsidiaries, the Solicitation Agent, the Information Agent or Wells Fargo Bank, National Association, as trustee under the Indentures, make any recommendations as to whether or not holders of Notes should issue their consents pursuant to the Consent Solicitations, and no one has been authorized by any of them to make such recommendations.

This press release does not constitute a solicitation of consents of holders of Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Companies. The Consent Solicitations will be made solely by the Notice of Consent Solicitation and the accompanying consent form. Execution of the Proposed Amendments is subject to a number of conditions. No assurance can be given that any such amendment can or will be completed on terms that are acceptable to either Company, or at all.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide. Warner Music Group is an Access Industries company.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Notice of Consent Solicitation. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of either Company to satisfy the conditions to the consummation of its Consent Solicitation specified in the Notice of Consent Solicitation. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material information related to Warner Music Group. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com.

Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

SOURCE: WMG

Media Contact:

Will Tanous

Telephone Contact: 212-275-2244

Email Contact: will.tanous@wmg.com

or

James Steven

Telephone Contact: 212-275-2213

Email Contact: james.steven@wmg.com

or

Investor Contact:

Erika Begun

Telephone Contact: 212-275-4850

Email Contact: erika.begun@wmg.com